EXHIBIT 32.1

CERTIFICATION

Pursuant to Section 906 of the Public Company Accounting Reform and Investor Protection Act of 2002 (18 U.S.C. § 1350, as adopted), Jen-Hsun Huang, the President and Chief Executive Officer of NVIDIA Corporation (the “Company”), hereby certifies that, to the best of his knowledge:

1. The Company’s annual report on Form 10-K/A for the year ended January 29, 2006, to which this Certification is attached as Exhibit 32.1 (the “Periodic Report”), fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Periodic Report and results of operations of the Company for the period covered by the Periodic Report.

Dated:	November 29, 2006

/s/ JEN-HSUN HUANG
Jen-Hsun Huang

President and Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to NVIDIA Corporation and will be retained by NVIDIA Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

This certification accompanies the Form 10-K/A to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K/A), irrespective of any general incorporation language contained in such filing.